Exhibit 99.1
news          DRAFT 7-21
Contact:
Matt Skluzacek
Imation Corp.
651-704-4311
Imation Reports Q2 2009 Revenue of $427.9 Million,
Operating Loss of $57.6 Million due to Litigation Settlement and
Restructuring and Other Charges
Oakdale, Minn., July 22, 2009 — Imation Corp. (NYSE:IMN) today released financial results for the quarter ended June 30, 2009.
Key points for Q2 include the following:
•	Revenue of $427.9 million was down 21.8 percent compared with Q2 2008 revenue of $547.0 million.

•	Sales, general and administrative (SG&A) expense of $60.1 million was down 17.3 percent or $12.6 million compared with Q2 2008.

•	Operating loss of $57.6 million and diluted loss per share of $0.98 in Q2 2009 compared with operating income of $12.2 million and diluted earnings per share of $0.19 in Q2 2008. Operating loss in Q2 2009 included a litigation settlement charge of $49 million or $0.81 per diluted share and restructuring and other charges of $9.8 million or $0.16 per diluted share (see table entitled Reconciliation of GAAP to Adjusted Non-GAAP Results below).

•	Operating income was $1.2 million excluding the litigation settlement charge and restructuring and other charges above (see table entitled Reconciliation of GAAP to Adjusted Non-GAAP Results below).

•	Total cash and cash equivalents were $89.2 million at June 30, 2009.
     Commenting on the results, Imation vice chairman and CEO Frank Russomanno said: “We are pleased that Imation returned to operating profitability in the second quarter, excluding special charges. While the ongoing economic crisis has continued to impact our revenues in both our commercial and consumer channels, our aggressive cost-containment and restructuring actions have been effective, resulting in a SG&A reduction of more than 17 percent, helping to offset the revenue challenges.”
     “In Q2, our legacy storage media business, including magnetic tape, continued to experience declines at rates similar to first quarter. Our margins for both magnetic tape and optical media remained stable, driven by the continued benefits of our magnetic manufacturing optimization program and our optical brand consolidation strategy. We saw encouraging growth in our removable hard disk drive business, led by the RDX format, where

Imation was selected by two major OEMs as the exclusive supplier of RDX drives and media for their storage systems.”
     “Our financial position remains strong with cash of $89.2 million.”
     “As we previously announced, we entered into a settlement agreement with Philips to resolve a complex series of disputes in multiple jurisdictions regarding cross-licensing and patent infringement related to recordable optical media. We took a charge of $49.0 million in Q2 related to this litigation settlement. We are pleased to settle this very costly and distracting litigation and to eliminate an ongoing risk for the Company.”
     “Going into the second half of the year, we are focused on our strategy to leverage our strong global brand portfolio, including Imation, Memorex, TDK Life on Record and XtremeMac. We will continue to focus on achieving profitable growth with new product offerings for both the commercial and consumer channels, spanning storage, accessories, and consumer electronics,” Russomanno concluded.
A teleconference is scheduled for 9:00 AM Central Daylight Time today, July 22, 2009 (see Webcast and Replay Information at the bottom of this release).
Q2 and YTD 2009 and 2008 Financial Highlights

(Dollars in millions, except per share amounts)	Q2 09	Q2 08	YTD 09	YTD 08
Net revenue	$427.9	$547.0	$854.1	$1,077.9
Gross profit	$66.0	$94.9	$135.0	$193.6
% of Revenue	15.4%	17.3%	15.8%	18.0%
SG&A	$60.1	$72.7	$125.7	$144.6
% of Revenue	14.0%	13.3%	14.7%	13.4%
R&D	$4.7	$6.0	$10.0	$12.6
% of Revenue	1.1%	1.1%	1.2%	1.2%
Litigation settlement	$49.0	$—	$49.0	$—
Restructuring and other	$9.8	$4.0	$15.3	$4.7
Operating (loss) income	$(57.6)	$12.2	$(65.0)	$31.7
% of Revenue	-13.5%	2.2%	-7.6%	2.9%
Net (loss) income	$(36.9)	$7.2	$(48.5)	$18.2
Diluted (loss) earnings per share	$(0.98)	$0.19	$(1.29)	$0.48
Operating cash flows	$(9.4)	$45.5	$6.3	$78.3

Reconciliation of GAAP to Adjusted Non-GAAP Results

	Q2 09		Q2 08
	Operating		Operating
(Dollars in millions, except per share amounts)	Income	Diluted EPS	Income	Diluted EPS
As reported — GAAP	$(57.6)	$(0.98)	$12.2	$0.19
Litigation settlement	49.0	0.81	—	—
Restructuring and other	9.8	0.16	4.0	0.07

Adjusted — Non-GAAP	$1.2	$(0.01)	$16.2	$0.26

	YTD 09		YTD 08
	Operating		Operating
(Dollars in millions, except per share amounts)	Income	Diluted EPS	Income	Diluted EPS
As reported — GAAP	$(65.0)	$(1.29)	$31.7	$0.48
Litigation settlement	49.0	0.81	—	—
Restructuring and other	15.3	0.26	4.7	0.11

Adjusted — Non-GAAP	$(0.7)	$(0.22)	$36.4	$0.59
Comparison of GAAP to Non-GAAP Financial Measures
The Non-GAAP financial measurements are provided to assist in understanding the impact of certain items on Imation’s actual results of operations when compared with prior periods. Management believes this will assist investors in making an evaluation of Imation’s performance against prior periods on a comparable basis by adjusting for these items. Management understands that there are material limitations on the use of Non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These Non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from Non-GAAP measures used by other companies. In addition, these Non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.
     Net revenue for Q2 2009 was $427.9 million, down 21.8 percent from Q2 2008, driven by price erosion of approximately eleven percent, volume declines of approximately seven percent and unfavorable currency impacts of approximately four percent. From a product perspective, the decrease was driven primarily by declines in magnetic and optical products. Revenue in the Americas segment, which represented 39.6 percent of total revenue in the quarter, decreased 10.9 percent from Q2 2008. Revenue from the Europe segment, which represented 27.6 percent of total revenue in the quarter, decreased 36.4 percent from Q2 2008 driven mainly by declines in optical and magnetic products. Revenue from the Asia Pacific segment, which represented 21.8 percent of total revenue in the quarter, decreased 17.8 percent from Q2 2008. Revenue from the Electronic Products segment, which represented 11.1 percent of total revenue in the quarter, decreased 18.4 percent from Q2 2008.
     Gross margin of 15.4 percent of revenue in Q2 2009 was down 1.9 percentage points from 17.3 percent in Q2 2008 as expected, driven primarily by continued revenue declines in higher margin tape products. Gross margin declined in Q2 2009 compared with Q1 2009 mainly due to expected seasonal shifts in product mix along with slightly lower margins on tape products partly offset by increased margins on electronic products.
     Selling, general & administrative (SG&A) spending was $60.1 million or 14.0 percent of revenue in Q2 2009, compared with $72.7 million or 13.3 percent of revenue in Q2 2008. The decrease in SG&A expense from Q2 2008 was primarily due to benefits from restructuring actions and aggressive cost control. SG&A included litigation expense of $6.5 million and $2.3 million in Q2 2009 and Q2 2008, respectively, and $13.0 million and $3.0 million for the first six months of 2009 and 2008, respectively, related primarily to the Philips dispute.
     Research & development (R&D) spending was $4.7 million or 1.1 percent of revenue in Q2 2009, compared with $6.0 million or 1.1 percent of revenue in Q2 2008.
     Litigation settlement charge of $49.0 million was recorded in Q2 2009. The company entered into a confidential settlement agreement ending all legal disputes with Philips Electronics N.V., U.S. Philips Corporation and North American Philips Corporation (collectively “Philips”). The companies had been involved in a complex series of disputes in multiple jurisdictions regarding cross-licensing and patent infringement related to recordable optical media. The settlement provides resolution of all claims and counterclaims filed by the parties without any finding or admission of liability or wrongdoing by any party. As a term of the settlement, Imation will pay Philips $53 million over a period of three years. As a result of the settlement, Imation recorded a charge in the second quarter of 2009, based on the present value of these payments, of $49 million. The pre-tax cash impact for 2009 will be approximately $16.5 million, occurring during the second half of the year. In addition, the Company’s joint venture with Moser Baer International, Global Data Media (“GDM”), will be wound down by the end of the year as a result of these actions. GDM contributed revenue of $57.5 million and net income of approximately $2.0 million for the six months ended June 30, 2009. Management does not expect any other changes to Imation’s optical business model as a result of this settlement.
     Restructuring and other charges were $9.8 million in Q2 2009 compared with $4.0 million in Q2 2008. The charges in 2009 relate to costs from our previously announced restructuring programs.
     Operating loss was $57.6 million in Q2 2009 compared with operating income of $12.2 million in Q2 2008. The loss was driven by the litigation settlement and restructuring charges discussed above. Total operating loss/income included restructuring and other expense of $9.8 million in Q2 2009 compared with $4.0 million in Q2 2008. Adjusting for the impact of the litigation settlement charge and restructuring and other expenses, operating income was $1.2 million in Q2 2009 compared with operating income of $16.2 million in Q2 2008 (see table entitled Reconciliation of GAAP to Adjusted Non-GAAP Results above).
     Non-operating expense and income taxes: Non-operating expense was $3.4 million in Q2 2009 compared with $1.6 million in Q2 2008. The increase in expense relates primarily to foreign currency losses. The effective tax rate was 39.5 percent in Q2 2009 compared with 32.1 percent in Q2 2008. The increase was primarily due to the mix of taxable loss/income by country.
     Diluted loss per share was $0.98 in Q2 2009 compared with diluted earnings per share of $0.19 in Q2 2008. Adjusting for the above noted litigation settlement charge and restructuring and other charges, diluted loss per share was $0.01 in Q2 2009 compared with diluted earnings per share of $0.26 in Q2 2008 (see table entitled Reconciliation of GAAP to Adjusted Non-GAAP Results above).
     Cash and cash flows: Ending cash and cash equivalents were $89.2 million as of June 30, 2009, down $13.8 million from $103.0 million as of March 31, 2009. Cash used in operations in Q2 2009 was $9.4 million driven by $6.8 million paid for restructuring costs and seasonal changes in our working capital. Depreciation and amortization totaled $10.6 million and capital spending was $1.8 million for Q2 2009. In addition, an amendment to our credit facility was completed during the quarter such that the facility now provides a more consistent amount of credit availability.
Webcast and Replay Information
A webcast of Imation Corp.’s second quarter teleconference will be available on the Internet on a listen-only basis at http://ir.Imation.com or http://www.streetevents.com. A taped replay of the teleconference will be available beginning at 1:00 PM Central Daylight Time on July 22, 2009 until 5:00 PM Central Daylight Time on July 29, 2009 by dialing 866-837-8032 (access code 607343). All remarks made during the teleconference will be current at the time of the teleconference and the replay will not be updated to reflect any subsequent developments.
About Imation Corp.
Imation is a leading global developer and marketer of branded offerings that enable people to capture, save and enjoy digital information. Our world-class portfolio of digital storage products, audio and video electronics, and accessories reaches customers through a powerful global distribution network. Our goal is a company with strong commercial and consumer businesses and continued long-term growth and profitability that creates shareholder value. Imation Corp.’s global brand portfolio, in addition to the Imation brand, includes the Memorex brand, one of the most widely recognized names in the consumer electronics industry, famous for the slogan, “Is it live or is it Memorex?” and the XtremeMac brand. Imation is also the exclusive licensee of the TDK Life on Record brand, one of the world’s leading recording media brands. Additional information about Imation is available at www.imation.com.
Risk and Uncertainties
Certain information contained in this press release which does not relate to historical information may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause our actual results in the future to differ materially from our historical results and those presently anticipated or projected. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. Risk factors include continuing uncertainty in global and regional economic conditions; the volatility of the markets in which we operate; our ability to successfully implement our strategy; our ability to successfully defend our intellectual property rights; the possibility that our goodwill, deferred tax assets, or other assets may become further impaired; the rate of revenue decline for certain existing products; the competitive pricing environment and its possible impact on profitability and inventory valuations; our ability to meet our revenue growth and cost reduction targets; our ability to successfully integrate our acquisitions and achieve the anticipated benefits, including synergies, in a timely manner; our ability to continue realizing the benefits from our global manufacturing strategy for magnetic data storage products and the related restructuring; our ability to introduce new offerings in a timely manner either independently or in association with OEMs or other third parties; our ability to efficiently source, warehouse and distribute our products globally; our ability to secure and maintain adequate shelf and display space over time at retailers which conduct semi-annual or annual line reviews; our ability to achieve the expected benefits from our strategic relationships and distribution agreements; foreign currency fluctuations; our ability to secure adequate supply of certain high demand products at acceptable prices; the outcome of any pending or future litigation; the ready availability and price of energy and key raw materials or critical components; our ability to successfully manage multiple brands globally; the market acceptance of newly introduced product and service offerings, as well as various factors set forth from time to time in our filings with the Securities and Exchange Commission.

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except for per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net revenue	$427.9	$547.0	$854.1	$1,077.9
Cost of goods sold	361.9	452.1	719.1	884.3

Gross profit	66.0	94.9	135.0	193.6
Selling, general and administrative	60.1	72.7	125.7	144.6
Research and development	4.7	6.0	10.0	12.6
Litigation settlement	49.0	—	49.0	—
Restructuring and other	9.8	4.0	15.3	4.7

Total	123.6	82.7	200.0	161.9
Operating (loss) income	(57.6)	12.2	(65.0)	31.7
Other (income) and expense
Interest income	(0.2)	(0.7)	(0.4)	(1.6)
Interest expense	0.3	0.3	0.7	1.0
Other, net	3.3	2.0	10.9	3.4

Total	3.4	1.6	11.2	2.8
(Loss) income before income taxes	(61.0)	10.6	(76.2)	28.9
Income tax (benefit) provision	(24.1)	3.4	(27.7)	10.7

Net (loss) income	$(36.9)	$7.2	$(48.5)	$18.2

(Loss) earning per common share
Basic	$(0.98)	$0.19	$(1.29)	$0.48
Diluted	$(0.98)	$0.19	$(1.29)	$0.48

Weighted average shares outstanding
Basic	37.5	37.4	37.5	37.6
Diluted	37.5	37.5	37.5	37.7

Cash dividend paid per common share	$—	$0.16	$—	$0.32

IMATION CORP.
CONSOLIDATED BALANCE SHEETS
(In millions)

	June 30,	December 31,
	2009	2008
	(Unaudited)

ASSETS
Current assets
Cash and cash equivalents	$89.2	$96.6
Accounts receivable, net	324.2	378.3
Inventories, net	333.4	363.2
Other current assets	161.7	138.1

Total current assets	908.5	976.2

Property, plant and equipment, net	118.5	122.4
Intangible assets, net	345.8	357.0
Goodwill	23.5	23.5
Other assets	50.0	43.2

Total assets	$1,446.3	$1,522.3

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$234.9	$296.1
Accrued payroll	14.0	12.5
Other current liabilities	194.4	195.0

Total current liabilities	443.3	503.6

Other liabilities	98.4	74.1

Shareholders’ equity	904.6	944.6

Total liabilities and shareholders’ equity	$1,446.3	$1,522.3

IMATION CORP.
SUPPLEMENTAL INFORMATION
(Dollars in millions)
(Unaudited)
Segment and Product Information

	Three months ended		Three months ended
	June 30, 2009		June 30, 2008
	Revenue	% Total	Revenue	% Total	% Change
Americas	$169.4	39.6%	$190.2	34.8%	-10.9%
Europe	117.9	27.6%	185.3	33.9%	-36.4%
Asia Pacific	93.1	21.8%	113.3	20.7%	-17.8%
Electronic Products	47.5	11.1%	58.2	10.6%	-18.4%

Total	$427.9	100.0%	$547.0	100.0%

	Revenue	% Total	Revenue	% Total
Optical products	$207.2	48.4%	$264.3	48.3%	-21.6%
Magnetic products	114.6	26.8%	166.4	30.4%	-31.1%
Flash media products	20.0	4.7%	27.0	4.9%	-25.9%
Electronic products, accessories and other	86.1	20.2%	89.3	16.3%	-3.6%

Total	$427.9	100.0%	$547.0	100.0%

	Operating		Operating
	Income (Loss)	OI %	Income (Loss)	OI %
Americas	$14.4	8.5%	$17.5	9.2%	-17.7%
Europe	0.8	0.7%	7.2	3.9%	-88.9%
Asia Pacific	3.3	3.5%	8.0	7.1%	-58.8%
Electronic Products	(1.2)	NM	0.6	1.0%	NM
Corp/Unallocated (1)	(74.9)	NM	(21.1)	NM	NM

Total	$(57.6)	-13.5%	$12.2	2.2%

	Six months ended		Six months ended
	June 30, 2009		June 30, 2008
	Revenue	% Total	Revenue	% Total	% Change
Americas	$325.9	38.2%	$404.9	37.6%	-19.5%
Europe	253.2	29.6%	361.4	33.5%	-29.9%
Asia Pacific	196.0	22.9%	227.6	21.1%	-13.9%
Electronic Products	79.0	9.2%	84.0	7.8%	-6.0%

Total	$854.1	100.0%	$1,077.9	100.0%

	Revenue	% Total	Revenue	% Total
Optical products	$418.5	49.0%	$525.9	48.8%	-20.4%
Magnetic products	237.5	27.8%	344.5	32.0%	-31.1%
Flash media products	40.4	4.7%	53.9	5.0%	-25.0%
Electronic products, accessories and other	157.7	18.5%	153.6	14.2%	2.7%

Total	$854.1	100.0%	$1,077.9	100.0%

	Operating		Operating
	Income (Loss)	OI %	Income (Loss)	OI %
Americas	$26.4	8.1%	$41.3	10.2%	-36.1%
Europe	2.5	1.0%	12.9	3.6%	-80.6%
Asia Pacific	9.0	4.6%	15.7	6.9%	-42.7%
Electronic Products	(5.1)	NM	(2.1)	NM	NM
Corp/Unallocated (1)	(97.8)	NM	(36.1)	NM	NM

Total	$(65.0)	-7.6%	$31.7	2.9%

NM — Not meaningful

(1)	Corporate and unallocated amounts include research and development expense, corporate expense, stock-based compensation expense, litigation settlement and restructuring and other expense that are not allocated to the segments we serve. We believe this avoids distorting the operating income for the segments.

IMATION CORP.
SUPPLEMENTAL INFORMATION
(Unaudited)
Operations & Cash Flow — Additional Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in millions)	2009	2008	2009	2008
Gross Profit	$66.0	$94.9	$135.0	$193.6
Gross Margin %	15.4%	17.3%	15.8%	18.0%
Operating Income (Loss)	$(57.6)	$12.2	$(65.0)	$31.7
Operating Income %	-13.5%	2.2%	-7.6%	2.9%
Capital Spending	$1.8	$4.1	$7.2	$6.5
Depreciation	$4.9	$6.7	$9.7	$13.4
Amortization	$5.7	$6.0	$11.6	$11.9
Tax Rate %	40%	32%	36%	37%
Asset Utilization Information *

	June 30,	December 31,
	2009	2008

Days Sales Outstanding (DSO)	65	63
Days of Inventory Supply	80	82
Debt to Total Capital	0.0%	0.0%
Other Information

Approximate employee count as of June 30, 2009:	1,270
Approximate employee count as of December 31, 2008:	1,570
Book value per share as of June 30, 2009:	$24.12
Shares used to calculate book value per share (millions):	37.5
Imation did not repurchase shares of its stock in the second quarter of 2009.
Authorization for repurchase of 2.3 million shares remains outstanding as of June 30, 2009.

*	These operational measures, which we regularly use, are provided to assist in the investor’s further understanding of our operations.

Days Sales Outstanding is calculated using the count-back method, which calculates the number of days of most recent revenue that are reflected in the net accounts receivable balance.

Days of Inventory Supply is calculated using the current period inventory balance divided by the average of the inventoriable portion of cost of goods sold for the previous 12 months expressed in days.

Debt to Total Capital is calculated by dividing total debt (long term plus short term) by total shareholders’ equity and total debt.